SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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World Wrestling Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

To our Stockholders:	March 16, 2012

     You are invited to attend the 2012 Annual Meeting of WWE’s Stockholders which will be held at 10:00 a.m. local time, on April 27, 2012, at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important to us. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to vote. We invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

Sincerely,

Vincent K. McMahon Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the meeting, please obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to WWE, 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

NOTICE OF ANNUAL MEETING OF WWE STOCKHOLDERS

To be held April 27, 2012

To WWE Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902, on April 27, 2012, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

1.	to elect nine Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;

2.	to re-approve the performance goals for our 2007 Omnibus Incentive Plan in order to maintain Internal Revenue Code Section 162(m) compliance;

3.	to approve the 2012 WWE Employee Stock Purchase Plan;

4.	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

5.	to hold an advisory vote to approve executive compensation; and

6.	to transact such other business as may properly come before the meeting.

     We have fixed the close of business on March 2, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Luisi President, WWE Studios; Executive Vice President, Business Development; General Counsel and Secretary

Stamford, Connecticut
March 16, 2012

IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to vote via the Internet, by phone or by signing, dating and returning a proxy card so that your stock may be represented at the meeting.

PROXY STATEMENT
Annual Meeting of Stockholders
Friday, April 27, 2012

     The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders to be held on Friday, April 27, 2012, at 10:00 a.m. local time (the “Annual Meeting”), or any adjournment or postponement of this meeting. The Annual Meeting will be held at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce costs. We intend to mail the Notice on or about March 16, 2012, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

     Only holders of record of our Class A common stock and Class B common stock at the close of business on March 2, 2012 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 28,626,143 shares of Class A common stock and 45,850,830 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

     A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board is decided by plurality vote. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve proposals 2, 3, 4 and 5. Proposal 5 is an advisory vote only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 4). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results for any of the proposals. An abstention on any of proposals 2, 3, 4 or 5 identified above will have the effect of a vote against that proposal. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR re-approval of the performance goals for our 2007 Omnibus Incentive Plan, FOR the 2012 WWE Stock Purchase Plan, FOR the ratification of our independent registered public accounting firm, and FOR the approval of the compensation of our named executive officers.

     If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

     The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 26, 2012. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

     You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 26, 2012. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

     If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

     Stockholders will elect nine Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Director/Nominee	Age	Current Position with Company	Committee	Director Since
Vincent K. McMahon	66	Chairman of the Board and	Executive (Chair)	1980
		Chief Executive Officer
Kevin Dunn	51	EVP, Television Production	Executive	2008
Basil V. DeVito, Jr.	57	Sr. Advisor, Business Strategies	Executive	2010
Stuart U. Goldfarb	57	—	Audit	2011
Patricia A. Gottesman	53	—	Compensation	2011
David Kenin	70	—	Compensation (Chair)	1999
Joseph H. Perkins	77	—	Compensation;	1999
			Governance &
			Nominating
Frank A. Riddick, III	55	—	Audit (Chair);	2008
			Governance &
			Nominating
Jeffrey R. Speed	49	—	Governance &	2008
			Nominating (Chair);
			Audit

     Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and Chair of the Executive Committee.

     Kevin Dunn is a member of the Executive Committee and has served as Executive Vice President, Television Production, since July 2003, and previously served as our Executive Producer for 11 years.

     Basil V. DeVito, Jr. is a member of the Executive Committee and has served as our Senior Advisor, Business Strategies since 2003, in which role he has obtained placement for WWE television programming in North America. Prior thereto, he managed several WWE departments and served as our Chief Operating Officer and as President of XFL, LLC, the Company’s former professional football league (the “XFL”). Mr. DeVito has been with the Company in various capacities over the past twenty-five years.

     Stuart U. Goldfarb is a member of our Audit Committee. Since January 2012, Mr. Goldfarb has been President of Fullbridge, Inc., a provider of an accelerated, rigorous business education program. From June 2011 until January 2012, Mr. Goldfarb was President and Chief Executive Officer of Atrinsic, Inc., a publicly held marketer of direct-to-consumer subscription products and an Internet search marketing agency. Mr. Goldfarb has served as a director of Atrinsic since January 2010. He is also a director and member of the audit committee of Vitacost.com, Inc., a publicly traded leading online retailer of health and wellness products. From November 2009 to June 2011, Mr. Goldfarb was a Partner in Unbound Partners LLC, a marketing and management consulting firm. From 2001 to 2009, Mr. Goldfarb was President and Chief Executive Officer of Direct Brands, Inc. Under his leadership, the company grew to be the world’s largest direct marketer of music, DVDs, and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club, cdnow.com and many more. Prior to that, Mr. Goldfarb was President and Chief Executive

Officer of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries. Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company. He was formerly Executive Vice President, Worldwide Business Development at NBC.

     Patricia A. Gottesman is a member of our Compensation Committee. Since February 2011, Ms. Gottesman has been President and Chief Executive Officer of Crimson Hexagon, a social intelligence company in the vanguard of online media monitoring and analysis. From April 2008 to January 2011, she was founder and principal of Omnibus, an international media and technology practice. Prior to that, Ms. Gottesman was with Cablevision Systems Corporation for almost thirty years, most recently as Executive Vice President, Digital Marketing and Commerce.

     David Kenin is Chair of our Compensation Committee. From January 2002 until May 2009, Mr. Kenin was Executive Vice President of Programming, Crown Media United States, LLC where he was in charge of programming for the Hallmark Channel, a cable television network that broadcasts across the United States. Mr. Kenin is a former President of CBS Sports. Until 1994, he was Executive Vice President of USA Network and after that he was the general partner of Kenin Partners, a consulting firm.

     Joseph H. Perkins is a member of our Compensation and Governance & Nominating Committees. He was a pioneer in the television syndication of our industry starting more than 50 years ago. Mr. Perkins was President of Communications Consultants, Inc., a provider of television syndication consulting services.

     Frank A. Riddick, III is Chair of our Audit Committee and a member of our Governance & Nominating Committee. Since August 2009, he has been Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America. Prior to that, he was a consultant to TowerBrook Capital Partners L.P. (“TowerBrook”), a New York and London – based private equity firm. Prior to joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is a member of the board of directors and chairman of the Audit Committee of Geeknet, Inc., an online network for technology professionals, technology enthusiasts and consumers of technology goods and services. Mr. Riddick is a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

     Jeffrey R. Speed is Chair of our Governance & Nominating Committee and a member of our Audit Committee. He served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, from April 2006 until October 2010. In June 2009, Six Flags, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and it emerged from such proceedings in May 2010. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, the number one tourist destination in Europe. Prior to that, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PriceWaterhouseCoopers).

Other Executive Officers

     Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
George A. Barrios	46	Chief Financial Officer	2008
Paul Levesque	42	EVP, Talent	1995
Michael J. Luisi	46	President, WWE Studios; EVP,	2011
		Business Development; General
		Counsel & Secretary
Stephanie McMahon	35	EVP, Creative	1998
Michelle D. Wilson	46	Chief Marketing Officer	2009

     George A. Barrios has served as Chief Financial Officer since March 2008. Before that, Mr. Barrios was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

     Paul Levesque has been our Executive Vice President, Talent since August 2011. In this role, he oversees the talent relations and talent development departments, training of WWE Superstars and Divas, and management of worldwide recruitment. In addition to his talent duties, Mr. Levesque has continually had an integral role behind the scenes; as a director and producer he works to shape the creative direction and storylines of WWE’s programming. Mr. Levesque debuted as a WWE Superstar in 1995 and has captured every major championship, headlined thousands of WWE events, and entertained millions around the world. He is the national spokesperson for Muscular Dystrophy’s “Make a Muscle, Make a Difference” campaign. Mr. Levesque has had starring roles in commercials, television programs, talk shows and feature-length films. He is author of Make the Game: Triple H’s Approach to a Better Body. Mr. Levesque is the husband of Stephanie McMahon and the son-in-law of Vincent McMahon.

     Michael J. Luisi has served as President, WWE Studios since September 2011; and as Executive Vice President, Business Development; General Counsel and Secretary since January 2011. Before that, Mr. Luisi was with Miramax Films, a film production and distribution company which until late 2010 was a subsidiary of The Walt Disney Company (“Miramax”). At Miramax, Mr. Luisi was Executive Vice President, Worldwide Operations, beginning October 2008. Before that he was Executive Vice President, Business Affairs and Operations, from January 2006. Mr. Luisi joined Miramax in 1998.

     Stephanie McMahon has served as Executive Vice President, Creative, since May 2007. Prior to that, she was Senior Vice President, Creative Writing, since June 2005, and before that, Vice President, Creative Writing. Ms. McMahon began with the Company in 1998. Ms. McMahon writes, produces and directs for our television programming and at times has performed as an on-air personality. She is the wife of Paul Levesque and the daughter of Vincent McMahon.

     Michelle D. Wilson has served as our Chief Marketing Officer since February 2009. Before that, Ms. Wilson was Chief Marketing Officer of the United States Tennis Association since 2001. From 2000 to 2001, she was Vice President of Marketing for the XFL. Before that, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups.

The Board and Committees

     Our Board has standing Audit, Compensation, Governance & Nominating and Executive Committees. During the year ended December 31, 2011, there were eleven meetings of the Board of Directors, eleven meetings of the Audit Committee, four meetings of the Compensation Committee, two meeting of the Governance & Nominating Committee and no meetings of the Executive Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

     Independent Directors. Each year our Board conducts a review to determine which of our Directors qualifies as independent. Based on its most recent review, a majority of our Board (Messrs. Goldfarb, Kenin, Perkins, Riddick and Speed and Ms. Gottesman) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. None of these independent Directors has any relationship with the Company other than their Director/Committee memberships. Our Audit, Compensation and Governance & Nominating Committees consist solely of independent Directors. The Company does not have a lead independent director.

     NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 53% of the Company’s outstanding equity and control of approximately 81% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from NYSE requirements of having a majority of independent directors and independent nominating and governance and compensation committees. However, the Company currently does not take advantage of these “controlled company” exemptions under the NYSE listing standards.

     Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of the overwhelming majority of the Company’s voting stock, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the very important role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company such as entering into new business ventures and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation Committee oversight of compensation matters, including limiting instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not been negatively affected by the Board’s current leadership structure, and the Board believes it appropriately addresses risk factors facing the Company.

     Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the appropriate Committee, if the principal item to be considered is within a Committee’s scope and, if not, such chairs alternate executive sessions.

     Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

     Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/guidelines.jsp).

     Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/conduct.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website.

     Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of its Chair, Mr. Riddick, and Messrs. Goldfarb and Speed, each of whom satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Messrs Riddick and Speed have accounting and related financial management expertise and are qualified as audit committee financial experts within the meaning of the applicable rules and regulations of the SEC. Each of Messrs Riddick and Goldfarb serves on the audit committee of one other public company, and Mr. Riddick is chair of the audit committee on which he serves. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

     The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our website (corporate.wwe.com/documents/audit_committee_charter.pdf). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

  Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all internal control reports (or summaries thereof).

  Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

  Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

  Review earnings press releases with management, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.

  Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not to be in advance of each earnings release or earnings guidance.

  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

  Recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

  Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

  Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee oversees the resolution of any disagreement between management and the independent auditors in the event that any may arise.

  Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

  Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.

  Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

  Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

  Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     Compensation Committee. Our Compensation Committee consists of its Chair, Mr. Kenin, and Ms. Gottesman and Mr. Perkins, each of whom satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs. The Compensation Committee’s charter is posted on our website (corporate.wwe.com/documents/charter_comp_ com.pdf). The Compensation Committee charter states that the Committee will, among other things, fulfill the following obligations:

  Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who either have a title of Senior Vice President or have equal or higher seniority (collectively, the “Executives”).

  In accordance with his employment agreement, annually review and approve corporate goals and objectives relevant to the Chairman and Chief Executive Officer’s compensation, evaluating the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s and the individual’s performance, relative shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

  In accordance with their employment agreements, if any, annually review and approve, for the other Executives: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long term incentive opportunity level, (iv) severance arrangements and change in control agreements/ provisions in each case when and if appropriate, and (v) any special or supplemental benefits.

  Annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans; provided, however, that the Compensation Committee has full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

  Administer the 2007 Omnibus Incentive Plan.

     The Compensation Committee has authority to hire professional consultants.

     Compensation Committee Interlocks and Insider Participation. Messrs. Kenin and Perkins and Ms. Gottesman are the current members of our Compensation Committee. During 2011, no member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2011.

     Governance & Nominating Committee. We have a Governance & Nominating Committee. The Governance & Nominating Committee currently consists of its Chair, Mr. Speed, and Messrs. Perkins and Riddick. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally.

     The Governance & Nominating Committee operates under a charter. This charter is posted on our website (corporate.wwe.com/documents/charter_gov_nom.pdf). Under its charter, the Governance & Nominating Committee responsibilities include:

  Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.

  Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.

  Preparing and supervising the implementation of the Board’s annual review of director independence.

  Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.

  Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

  Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.

  Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.

  Making recommendations to the Board regarding any duly submitted stockholder proposal.

  Overseeing the Company’s continuing education program for our Directors.

     Nominees for Director. The Company added two new members, Mr. Goldfarb and Ms. Gottesman, during 2011, and believes that its Board is currently comprised of the appropriate number and mix of members and therefore does not anticipate performing any search for new members. If the Company were to perform any such search, the Board would consider candidates, and would follow the same process and use the same criteria for evaluating candidates, irrespective of whether they were suggested by its members, management and/or stockholders. Any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, would be required to comply with the requirements detailed under “Stockholder Proposals for 2013 Annual Meeting.”

     If it were to embark on any search, the Board would review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees were deemed by the Board to be warranted, the Board may request a third party search firm to gather additional information about the prospective nominee’s background and experience. The Board would then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the then current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. Beyond a general desire to maintain a healthy mixture of viewpoints among its members, the Board does not have any specific policies relating to diversity. The Board would also determine when or how to interview the prospective nominee. Each Director would have the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee would oversee this process and recommend any nominees to the full Board. After the Governance & Nominating Committee has completed this process, the Board would determine the nominee(s).

     The Board believes that its members comprise an appropriate mix of background and expertise. In particular, the management directors, Messrs. McMahon, Dunn and DeVito are seasoned managers at the Company, representing a combined tenure here of approximately 70 years. This lengthy tenure reflects the fact that these managers understand what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. In particular, these management directors have among them significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. Vincent McMahon is our co-founder and has decades of experience overseeing all of our revenue streams. He is familiar with every aspect of our business and industry. Kevin Dunn has run our television production facilities and all related personnel for approximately 20 years. He has expertise in all areas of television production and distribution and manages key business relationships in these areas. We believe that television is of fundamental importance to all of our business strategies. For decades, Mr. Dunn has been a key person in our creative process. Basil DeVito has more than 25 years of association with our Company. He has been our Chief Operating Officer and ran our professional football league. Mr. DeVito is an expert in the area of television distribution and has important insight into many of our key business relationships. Of the independent directors, Mr. Goldfarb has more than 25 years of experience in media companies with revenue streams similar to those of the Company. For more than twelve years of his tenure, Mr. Goldfarb has served at the CEO level. He has significant e-commerce and digital experience, which are areas of current and future importance to the Company. Ms. Gottesman has nearly thirty years of senior level experience with a cable television operator. This experience will provide the Company insight into an industry that has been and will continue to be of importance as the Company continues efforts to explore distribution for its programming on other platforms, including through the potential creation of a cable network. Ms. Gottesman also has relevant digital and social networking experience, which are areas of current and future importance to the Company. Messrs. Kenin and Perkins bring unique substantial experience in the areas of television and filmed entertainment. In particular, Mr. Perkins has over 50 years of experience in the television syndication industry and Mr. Kenin has held major roles as past president of CBS Sports, Executive Vice President of USA Network and Executive Vice Programming for the parent company of the Hallmark Channel. For USA Network and the Hallmark Channel, Mr. Kenin was in charge of programming. Messrs. Riddick and Speed bring financial and auditing acumen as both have been chief financial officers of large companies. In the case of Mr. Speed, approximately 20 years of his experience was spent in media and entertainment companies. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for re-election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Introduction. The Compensation Committee of the Board has responsibility for evaluating and approving the Company’s compensation programs including reviewing and approving corporate goals and objectives relative to compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Human Resources Department are instrumental in developing recommendations relating to the compensation program for submission to the Compensation Committee. The Compensation Committee is assisted in this regard by an independent compensation consultant.

     In general, the compensation package provided to senior management of the Company consists of three major components:

  base salary;

  performance-based annual incentive compensation in the form of a cash bonus; and

  longer-term equity incentive compensation.

     The Compensation Committee believes that this package constitutes the appropriate mix of short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of stockholders. We believe that our compensation program is consistent with the entertainment industry, recognizes that the Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services. Therefore, these three components, when added together, reflect an accurate picture of the total compensation we provide our senior executives.

     2011 marked a year of significant transition for the Company, with attendant complexity in compensation matters. The Company missed its EBITDA threshold for the year, which is used to determine annual incentive bonuses, due in large measure to an underperformance in the Company’s film operations, WWE Studios, and two hours of television programming carriage being delayed intentionally for distribution on other platforms, including through the potential creation of a WWE network. EBITDA for these purposes is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. As a result of its missing this EBITDA threshold, the Company did not pay out bonuses under its management incentive plan, and performance stock units granted in early 2011 were forfeited. The Committee, however, does not believe that the setbacks in the Company’s film division or the delay in content distribution through other platforms were due to the failure of current management’s efforts. To the contrary, the Committee understands that fundamental change to a business is difficult and time-consuming, and the Committee is mindful of the extraordinary efforts made by certain members of management in this regard. The Company also believes that issues with its films business have been addressed and anticipates future success in these operations. The distribution of content on other platforms, including through the potential creation of a WWE network, remains a strategic priority for the Company and the Company believes this will result in transformative long-term growth for the Company.

     For these reasons, in limited instances, cash bonuses and restricted stock units have been granted outside the scope of the management incentive plan in an effort to acknowledge certain executives’ extraordinary efforts in 2011. In addition, the Company recognizes that, since it does not enter into employment agreements, there is some risk of losing the services of those instrumental to the initiative to distribute content on other platforms, including through the potential creation of a WWE network. The Committee believes that this compensation, and in particular, the restricted stock grant which will have a three-year vesting schedule, will serve to strengthen retention over the upcoming years. For named executive officers, the cash bonuses are included in column (d) of the Summary Compensation Table. The restricted stock grants for named executives are as follows: George A. Barrios – 24,000 restricted stock units (“RSUs”); Kevin Dunn – 27,500 RSUs and Michelle D. Wilson – 20,000 RSUs. The Committee anticipates that future bonuses and equity compensation will revert to the ordinary plans which were modified for 2012 as described in this Compensation Discussion and Analysis.

     The Compensation Committee considered the results of the 2011 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. Because over 99% of that vote was in favor of the compensation of our named executive officers described in our proxy statement, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the vote. Last year our stockholders also voted in an advisory vote to hold these advisory votes to approve executive compensation annually. As a result, the Board has decided that we will hold the advisory vote again this year as described in “Proposal 5 – Advisory Vote to Approve Executive Compensation.”

     Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and the Human Resources Department annually review the performance of each officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity unit grants, to individuals at the level of Senior Vice President or higher are presented to the Compensation Committee.

     Role of Compensation Consultant and Use of Market Data. During 2011, the Committee consulted with Frederic W. Cook & Co. (the “Compensation Consultant”). The Compensation Consultant is paid by the Company and has access to management, but is hired by and reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation. In general, total compensation for the Company’s executive officers is reviewed vis-à-vis broad-based published market data to determine whether we are generally competitive in the market. It should be noted that this market data does not come from a specified peer group, is not solely industry specific and is not related to the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. We do not attempt to maintain a certain target percentile within a peer group.

     Compensation Components.

     Salary. We generally attempt to limit salary increases, restricting large increases to instances of promotions or extraordinary contributions to the Company’s performance. We expect to continue this practice. In the most recent annual performance review, which occurred in February 2012, salaries were set for 2012. Recent annual base salaries for the named executive officers have been set as follows:

Name	Calendar 2009	Calendar 2010	Calendar 2011	Calendar 2012
Vincent K. McMahon	$850,000	$850,000	$1,100,000	$1,100,000
George A. Barrios	$500,000	$517,500	$535,000	$575,000
Kevin Dunn	$725,000	$750,000	$775,000	$800,000
Paul Levesque(1)	N/A	$250,000	$425,000	$500,000
Michelle D. Wilson	$400,000	$425,000	$500,000	$575,000
____________________

(1)	Mr. Levesque became an executive officer in August 2011.

     Annual Incentive Bonuses. We believe that an annual bonus plan that is based on personal and company-wide performance is generally an excellent means of incentivizing executives to focus on critical financial and strategic short and longer-term goals. Our approach ties the participant’s interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. The incentive plan is administered under our 2007 Omnibus Incentive Plan and is structured to meet the performance-based criteria of, and has therefore been historically deductible for federal income tax purposes under, Section 162(m) of the Internal Revenue Code. As noted above, in respect of 2011, the incentive plan as structured failed in practice to recognize the extraordinary efforts put forth by certain executives toward certain strategic initiatives including the potential creation of a WWE network. As a result, the Compensation Committee approved the payment of bonuses for 2011 to a highly selective group of senior employees. The aggregate amount of such payments equalled $737,665, and for our named executive officers, such payments were George A. Barrios – $133,750; Kevin Dunn – $232,500; and Michelle D. Wilson – $125,000.

     Our management incentive bonus program historically has had an objective component and a subjective component. Over the past several years, we have used EBITDA as our sole objective performance target measurement, generally tying our target for bonus purposes to the same EBITDA number as is in the budget we use to run our business. The individual performance component has been based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors. An individual rating of 3.0 out of 5.0, and an EBITDA of at least 80% of target were the threshold tests, and assuming both thresholds were met, bonuses were established based on percentages of the individual’s salary in effect on the December 31 preceding the payment date. In 2011, bonus targets ranged from 15% (for those at the Director level) to 100% (for the Chairman and Chief Executive Officer). The following table shows the EBITDA target, threshold percentage, percentage of target we achieved and the aggregate funding of the incentive pool as a percentage of the aggregate target level for each of the past few years:

		Threshold	Percentage of Target	Aggregate Funding of
Year	EBITDA Target	Percentage	Achieved	Incentive Pool
Calendar 2008	$93.5 million	85%	89%	82%
Calendar 2009	$75.4 million	85%	121%	142%
Calendar 2010	$108.5 million	85%	87%	78%
Calendar 2011	$110.3 million	80%	49%	0%

     The plan design for 2012 is being changed so that additional emphasis can be placed on the achievement of strategic milestones, rather than simply EBITDA attainment. The Committee believes that, with these adjustments, the plan will continue to serve its purposes of acknowledging individual and group efforts, assisting in management retention and aligning management’s interests with stockholders, while preserving deductibility of plan payments to our executive officers by complying with the “performance-based compensation” requirements of IRC Section 162(m). The plan established for 2012 in part follows prior year plans, although funding will be based on two factors, rather than one, and maximum payouts have now been capped. For the first funding factor, the Company must reach a threshold of 80% of its EBITDA target of $57.0 million in order for half of the plan’s funding to occur (at the threshold, 60% of this half, or 30% of the total funding, occurs; at 100% of the target EBITDA, 100% of this half, or 50% of the total funding, occurs; and at 150% of the EBITDA target, 200% of this half, or 100% of the total funding, occurs and this is the maximum funding permissible for this factor).

     The second funding factor, which controls the other half of plan funding, is based on the Company’s progress toward five strategic milestones which relate to the Company’s brand strength and its growth initiatives. Depending on the level of achievement toward these strategic objectives, the incentive pool will be funded in a corresponding amount. Achievement of an overall score of 3 out of 10 would result in 60% of this half, or 30% of the total funding; an overall score of the target of 5 out of 10 would result in 100% of this half, or 50% of the overall funding; and an overall score of 10 would result in 200% of this half, or 100% of the overall funding, and this is the maximum funding permissible for this factor.

     Notwithstanding the above, for tax deductibility purposes, the strategic objectives funding factor will not be deemed met for funding of any portion of the plan pool relating to the Company’s executive officers (including our named executive officers) unless the Company achieves net revenues in excess of $400 million for the year, regardless of the achievement of the strategic objectives. If neither the EBITDA performance threshold nor the net revenue performance metric is achieved, then none of the executive officers will be eligible to receive a payment under the 2012 incentive plan.

     Once funding is established based on achievement of the performance and strategic factors described above, a participant is entitled to participate if his or her individual performance rating for the year is at or above 3.0. The actual amount of a participant’s payout is based on two factors: the individual’s performance rating and a more subjective determination of the executive’s contribution to the overall performance of the Company. The component relating to personal performance rating increases linearly from a performance rating of 3.0 to a maximum level of 5.0. Assuming the Company achieves 100 percent of either of its two funding targets, the maximum payment of the individual’s performance rating component (a score of 5.0) is 150% of the individual component target. Similarly, and again assuming that the Company achieves 100 percent of either of its financial or strategic targets, the maximum payout of the portion of an individual’s bonus arising from the executive’s contribution to the overall performance of the Company is 100% of the individual’s aggregate target bonus. In the event that the Company’s performance exceeds 100% of its two targets, the pool arising as a result of such excess would be allocated in whole or in part through the exercise of negative discretion by the Compensation Committee, on the recommendation of the Company’s Chairman and Chief Executive Officer, equal to or below a maximum of 200% of target payout for each executive. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. While the payment of bonuses at theoretical maximum levels would in any case be highly unlikely, they are 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate. The Committee retains negative discretion to reduce any of these payouts. In addition, the Committee retains positive discretion to pay out amounts not provided in the plan.

     The combination of the Company performance and individual performance ratings will translate into bonuses equal to a percentage of the individual’s salary in effect on the December 31 preceding the payment date, ranging as follows:

	2012 Management Incentive Bonus
	as % of Annual Salary
				Absolute Maximum
	Assuming Company meets			(assuming Company
	100% of either target			Exceeds 100% of
Title	Minimum	Threshold	Maximum	targets)
Chairman & Chief Executive Officer	25.00	100	175.00	200
Executive Vice President, Television Production	15.00	60	105.00	120
Executive Vice President
& Chief Financial Officer	12.50	50	87.50	100
Senior Vice President	8.75	35	61.25	70
Vice President	6.25	25	43.75	50

     For the named executive officers, this would result in the following payouts in respect of 2012 that would be made in 2013, assuming no change in the salaries of the named executive officers:

	Estimated Future Payments (2012)
				Absolute Maximum
	Assuming Company meets 100% of either target			(assuming Company
			Maximum at 100%	Exceeds 100% of
	Threshold($)	Target($)	of either target($)	targets)
Vincent K. McMahon	275,000	1,100,000	1,925,000	2,200,000
George A. Barrios	71,875	287,500	503,125	575,000
Kevin Dunn	120,000	480,000	840,000	960,000
Paul Levesque	62,500	250,000	437,500	500,000
Michelle D. Wilson	71,875	287,500	503,125	575,000

     The Company has not been faced with the situation of, and has no formal policies governing what would happen in the event of, a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. However, the NYSE is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws will trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Any payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to the policy. Our existing incentive compensation plans will be reviewed and updated for consistency with the clawback rules when they are adopted by the SEC.

     Performance and Restricted Stock Units. Our annual compensation program includes a longer-term component consisting of a grant of stock units with a performance requirement under the 2007 Omnibus Incentive Plan, which allows such grants to be deductible under Internal Revenue Code Section 162(m). These stock units have both a performance requirement and a service-based vesting requirement. If the performance level is below the minimum threshold, all stock units are forfeited. As noted above, such a forfeiture occurred in 2011. Consistent with changes we made to the management incentive plan, for 2012 we have modified our performance stock units and have also granted restricted stock units to certain executives who performed extraordinary services to the Company in 2011. These restricted stock units for named executive officers are as follows: George A. Barrios – 24,000 RSUs; Kevin Dunn – 27,500 RSUs and Michelle D. Wilson – 20,000 RSUs. The RSUs vest over a three-year period, with the first such vesting in July 2012.

     The performance targets for our performance stock units mirror those for the management incentive plan in respect of 2012. If at least one of the two minimum performance criteria have been satisfied, the stock units would begin to accrue dividends and vest in three equal annual installments, with the first vesting occurring on or about the July 20th following the determination that the performance targets have been met. The performance stock units have a sliding scale of 60% of target units earned for achieving thresholds of performance targets to a maximum cap of 200% of target units. We believe this cap mitigates the potential risk that accompanies performance-based equity compensation.

     In March 2012, we made our annual performance stock unit grant for the year. The following table shows the aggregate number of performance stock units granted to all eligible employees in the normal annual grant for the past few years and the current year. These numbers do not include grants for new hires/promotions:

		Aggregate target units in Annual
	Aggregate target units in Annual	Grant (adjusted to reflect	Aggregate units earned in
Year	Grant (unadjusted)	forfeitures)	respect of such year
Calendar 2009	586,500	538,500	764,670
Calendar 2010	422,250	365,250	277,590
Calendar 2011	541,670	523,500	0 *
Calendar 2012	625,100	Not known	Not known
____________________

*	An aggregate of 87,500 RSUs were granted to senior employees who provided extraordinary efforts in 2011.

     The following table reflects grants made in 2012 to our named executive officers calculated in the manner described above. At the time these grants are set, tally sheets for each of the Company’s executive officers are provided to the Compensation Committee so that they can review the aggregate compensation for each executive officer (including, in the case of Mr. Levesque, his pay as one of our top talent). No exact numerical equations, however, are used in setting the size of the grants.

	Estimated Future Payouts Under Equity Incentive
	Plan Awards (2012)
	Threshold (#)	Target (#)	Maximum (#)
Vincent K. McMahon	0	0	0
George A. Barrios	18,600	62,000	124,000
Kevin Dunn	24,600	82,000	164,000
Paul Levesque	0	0	0
Michelle D. Wilson	18,600	62,000	124,000

     In the future, we expect to continue to make annual grants of performance stock units during the first quarter of the new year consistent with the requirements of IRC Section 162(m). We plan to continue our practice of making these performance stock grants (assuming we meet performance criteria in the year of the grant) vest over three years on the same date in the summer each year. The Committee closely monitors the aggregate number of shares granted each year and holds management to an annual pool of shares that is approved by the Committee separately from its approval of individual grants. We may also make grants of restricted stock units for new hires and promotions on a case-by-case basis. These restricted stock units would not have a performance condition attached to the award. However, the awards would be subject to service vesting, typically over three years. We do not plan grants or vesting dates of stock units around news releases in order to provide any special benefits to our employees. All share awards are approved by the Compensation Committee.

     We believe that equity compensation is different from salary and bonus in that, due to its performance and vesting requirements, stock units serve both a retention and compensation purpose. Equity compensation (especially where it has a performance test as ours generally does and a vesting requirement which ours does) aligns interests of management with stockholders. In addition, as with any stock, there are inherent risks of ownership of stock units. Lastly, it is hoped that stock units, together with our 401(k) Plan, will be utilized by our employees for retirement planning, as we do not provide a defined benefits retirement plan.

     Stock Ownership Guidelines. We believe that it is in the best interests of stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	3x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units on grants made after January 1, 2011 must be retained by the individual. Once the multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

     Employment and Other Agreements. We have an amended and restated employment agreement with Vincent McMahon under which we pay him an annual salary of $1.1 million and he is entitled to participate in our management incentive plan with a target bonus of 100% of base salary. While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with most of our executive officers including our named executive officers, which provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by the plan) in the event of an involuntary termination of employment without cause. The Company believes that these negotiated severance provisions are necessary for the Company to attract and retain high calibre executives. Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent.

     Summary. We believe that we have the appropriate mix of compensation components and that the levels of compensation incentivize management and serve our retention goals while remaining fiscally prudent and not encouraging excessive risks. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound.

Compensation Committee Report

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
David Kenin, Chair
Patricia A. Gottesman
Joseph H. Perkins

Summary Compensation Table

     The following table sets forth certain information about the compensation of our Principal Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2011. These individuals are referred to as the “named executive officers.”

						Non-Equity
				Stock		Incentive Plan	All Other
		Salary	Bonus	Awards		Compensation	Compensation		Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)	($)(e)		($)(g)	($)(i)		($)(j)
Vincent K. McMahon	2011	1,100,000	0	0		0	11,395	(1)	1,111,395
Chairman	2010	850,000	0	0		0	11,160	(1)	861,160
(Principal Executive Officer)	2009	882,692	0	0		0	9,406	(1)	892,098

George A. Barrios	2011	532,307	133,750	592,800	(2)	0	7,828	(1)	1,266,685
Chief Financial Officer	2010	514,807	0	552,825	(2)	201,840	7,800	(1)	1,277,272
	2009	519,231	0	346,850	(2)	355,000	7,662	(1)	1,228,743

Kevin Dunn	2011	771,153	232,500	679,250	(2)	0	8,083	(1)	1,690,986
EVP, Television Production	2010	746,154	0	680,400	(2)	351,000	8,040	(1)	1,785,594
	2009	752,885	0	594,600	(2)	625,000	7,817	(1)	1,980,302

Paul Levesque	2011	336,538	0	74,100		0	2,074,042	(3)	2,484,680
EVP, Talent

Michelle D. Wilson	2011	488,462	125,000	494,000		0	5,170		1,112,632
Chief Marketing Officer
____________________

(1)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(2)	Represents the aggregate grant date fair value of awards of restricted and performance stock units pursuant to our 2007 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these purposes, performance stock units are assumed to have been granted in amounts that would occur if the Company meets its performance criteria at 100% of target. Assuming the highest level of performance conditions will be achieved, the number of performance shares would be 150% of the numbers included in the table. For disclosure on assumptions made in the valuation of these awards, see “Note 15 – Share Based Compensation” to our Consolidated Financial Statements. The Company achieved 49% of its EBITDA target for 2011, and as a result, none of the target stock awards were earned and all such shares have therefore been forfeited.

(3)	Consists principally of performance fees and royalties paid to Mr. Levesque as one of the Company’s top talent. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements.”

Grants of Plan-Based Awards for 2011

		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Value of Stock
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(3)
Name (a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	($)(l)
Vincent K. McMahon	2/24/11	275,000	1,100,000	1,925,000	0	0	0	0
George A. Barrios	2/24/11	66,875	267,500	468,125	28,800	48,000	72,000	592,800
Kevin Dunn	2/24/11	116,250	465,000	813,750	33,000	55,000	82,500	679,250
Paul Levesque	2/24/11	53,125	212,500	371,825	3,600	6,000	9,000	74,100
Michelle D. Wilson	2/24/11	62,500	250,000	437,500	24,000	40,000	60,000	494,000
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2011 management incentive plan administered under the 2007 Omnibus Incentive Plan which is one-quarter of the target amount shown in column (d). Actual minimums can be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. In respect of 2011, all non-equity awards reflected in this table were forfeited because the Company did not meet its EBITDA threshold. See column (g) of “Summary Compensation Table.” The amount shown in column (e) is the sum of (x) 150% of the target individual component, which was the maximum payment for this component of the bonus; plus (y) 100% of the total target for the Company performance component, which was the maximum payment for this component of the bonus provided the Company met 100% of its EBITDA target. Although the Company performance component was technically not capped if the Company exceeded 100% of EBITDA target (other than at the maximum payable to an employee under the Plan), any such additional payment would have had to have been approved by the Chairman and Chief Executive Officer and Compensation Committee. While the payment of bonuses at theoretical maximum levels would in any case be highly unlikely, they are 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate.

(2)	The amounts shown in column (f) reflect the number of units that would not have been forfeited if the Company had met the minimum level of its performance criteria in respect of 2011 (80% of the EBITDA target) which is 60% of the target number of shares shown in column (g). In respect of 2011, the Company did not meet this threshold as all equity awards reflected in the table were forfeited. If the Company had exceeded 80% of its EBITDA target, there was a sliding scale up to 100% of the target units for 100% of EBITDA target. Above 100% of EBITDA target, the units would have increased 2% for each 1% EBITDA was over target up to a maximum of 150% of target units for 125% of EBITDA target. This is the maximum number of units that could have been granted under the plan as shown in column (h). If any units had not been forfeited, they would have remained subject to vesting in three equal annual installments with the first such vesting on or about July 20, 2012. See “Compensation Discussion and Analysis” for information on certain restricted stock units granted to individuals who performed extraordinary service to the Company in 2011.

(3)	Reflects the full grant date fair value under FASB ASC Topic 718 (column (l) of grants of performance stock units and is based upon the probable outcome of such conditions on the date of grant. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2011 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 15 – Share Based Compensation” to our Consolidated Financial Statements.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

     Employment and Booking Agreements. We have an amended and restated employment agreement with Mr. McMahon. This employment agreement has a term ending December 31, 2013, but automatically extends for successive one-year periods unless either party gives notice of non-extension at least 180 days prior to the expiration date. Under his employment agreement, Mr. McMahon is entitled to salary in the annual amount of $1,100,000, subject to increase in the discretion of the Compensation Committee, and is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary.

     In the event we terminate Mr. McMahon’s employment other than for cause (as defined in the new employment agreement) or if he terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, life and disability insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. Under the employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company shall reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless the full parachute payments would result in a greater net benefit to Mr. McMahon after he pays all related excise taxes.

     If Mr. McMahon dies or becomes disabled (as defined in the agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination. The agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use of the jet is paid for by Mr. McMahon so that no incremental cost is incurred by the Company.

     Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent as an independent contractor. Under this booking agreement and for the past several years, Mr. Levesque has had a minimum guaranteed annual payment of $1,000,000 which is recoupable from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness. Mr. Levesque has out-earned this minimum guarantee in each of the past several years. The agreement currently runs until March 30, 2016.

     While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with most of our executive officers including our named executive officers, which provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by the plan) in the event of an involuntary termination of employment without cause. The Company believes that these negotiated severance provisions are necessary for the Company to attract and retain high calibre executives.

     Performance and Restricted Stock Units. Under the terms of our Restricted Stock Unit Agreements, dividends accrue at the same rate as are paid on our shares of Class A common stock. In the case of performance stock units, dividends begin to accrue after the performance test is met. Dividend accruals vest at the same time as the vesting of the restricted or performance stock units on which they accrue. Stock units generally vest over three years (assuming, in the case of performance units, that the performance test has been met), however, in the event that following a change of control an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting is accelerated.

     Management Incentive Plan. Our management incentive plan is administered under the 2007 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2011, participants’ bonuses were to be based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus under the management incentive plan. Individual performance was scored based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5 and a threshold of 3.0. At the beginning of 2011, the Compensation Committee set a Company-wide performance target of $110.3 million of EBITDA, and a threshold of 80% of target. The Company had EBITDA for these purposes of $54.4 million and accordingly no bonuses were paid under the management incentive plan. As noted above, the Company failed to meet its EBITDA threshold largely due to underperformance of the Company’s film operations and to the intentional delay of carriage of two hours of television programming for distribution on other platforms, including through the potential creation of a WWE network. Recognizing the extraordinary efforts of certain individuals and the limited control these individuals had over the factors that caused the Company to miss its EBITDA target, the Compensation Committee elected to pay certain bonuses outside of the management incentive plan. For the named executive officers, these bonuses are included in column (d) of the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2011

	Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
			Market Value of		Plan Awards:	Market Value of
	Number of Shares or		Shares or Units of		Number of Shares or	Shares or Units of
	Units of Stock That		Stock That Have Not		Units of Stock That Have	Stock That Have Not
Name(a)	Have Not Vested (#)(g)		Vested ($)(h)		Not Vested (#)(i)	Vested ($)(j)
Vincent K. McMahon	0		0		0	0
George A. Barrios	37,484	(1)	349,352	(2)	48,000 (3)	447,360 (2)
Kevin Dunn	98,479	(1)	917,824	(2)	55,000 (3)	512,600 (2)
Paul Levesque	8,789	(1)	81,913	(2)	6,000 (3)	55,920 (2)
Michelle D. Wilson	13,894	(1)	129,492	(2)	40,000 (3)	372,800 (2)
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional units but were not vested at December 31, 2011. These stock units vest in three equal annual installments with the first such vesting on or about July 20th following the determination that the performance target has been met.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $9.32 on December 30, 2011, the last trading day in 2011, by the number of unvested restricted or performance stock units, as the case may be, on that day.

(3)	As noted above, the Company did not meet its performance threshold in respect of 2011, and these performance stock units were forfeited subsequent to December 31, 2011.

Stock Vested during 2011

	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized
	Vesting	on Vesting
Name (a)	(#)(d)(1)	($)(e)
Vincent K. McMahon	0	0
George A. Barrios	39,066	407,561	(2)
Kevin Dunn	60,843	612,689	(3)
Paul Levesque	3,685	36,849	(4)
Michelle D. Wilson	12,874	150,578	(5)
____________________

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.

(2)	This amount represents the sum of (i) 11,333 shares vested multiplied by $11.32, the closing price on the trading date immediately preceding their vesting (April 20, 2011) and (ii) 27,733 shares vested multiplied by $10.07, the closing price on the trading date immediately preceding their vesting (July 20, 2011).

(3)	The amounts are calculated by multiplying the number of shares vested by $10.07, the closing price on the trading day immediately preceding their vesting (July 20, 2011).

(4)	This amount represents the sum of (i) 1,837 shares vested multiplied by $10.07, the closing price on the trading date immediately preceding the vesting (July 20, 2011) and (ii) 1,848 shares vested multiplied by $9.93, the closing price on the trading date immediately preceding their vesting (October 20, 2011).

(5)	This amount represents the sum of (i) 6,104 shares vested multiplied by $13.50, the closing price on the trading date immediately preceding their vesting (January 23, 2011) and (ii) 6,770 shares vested multiplied by $10.07, the closing price on the trading date immediately preceding their vesting (July 20, 2011).

Potential Payments Upon Termination or Change in Control.

     Certain agreements with our named executive officers provide for pay or accelerated vesting of equity in the event of an involuntary termination without cause or a termination following a change in control. In addition, under the terms of our Performance and Restricted Stock Unit Agreements, in the event that, within 24 months after a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles (“Constructive Termination”), such stock units and accrued dividend units will vest at the target level. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2011 with the closing price per share of the Company’s Common Stock on that date of $9.32. All amounts are in dollars payable in a lump sum, except where noted.

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,200,000	(1)	2,200,000	(1)
	Bonus	2,200,000	(1)(2)	2,200,000	(1)(2)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0
	Continuation of health,
	accident, life and
	disability insurance	22,400	(3)	22,400	(3)
	Total:	4,422,400		4,422,400

George A. Barrios	Compensation:
	Salary	575,000	(4)	0
	Bonus	0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		796,711
	Total:	575,000		796,711

Kevin Dunn	Compensation:
	Salary	0		0
	Bonus	0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		1,430,424
	Total:	0		1,430,424

			Constructive
			Termination
		Involuntary	Following
	Executive Benefit	Not For Cause	Change in
	and Payments	Termination	Control
Name	Upon Separation	($)	($)
Paul Levesque	Compensation:
	Salary	0	0
	Bonus	0	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0	137,833
	Total:	0	137,833

Michelle D. Wilson	Compensation:
	Salary	431,250 (5)	0
	Bonus	0	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0	502,292
	Continuation of health,
	accident, life and disability
	insurance	8,400 (3)	0
	Total:	439,650	502,292
____________________

(1)	Includes voluntary resignation for good reason. Under his employment agreements, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant.

(2)	Assumes that the Company meets its minimum (threshold) performance targets for the year in which the termination occurs.

(3)	Estimate based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).

(4)	Payable over one-year severance period.

(5)	Payable over nine month severance period. Ms. Wilson is required to maintain the confidentiality of Company information indefinitely after her termination and has a non-compete covenant for the duration of her severance period.

Equity Compensation Plan Information

     The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2011.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	exercise of outstanding	exercise price of	under equity compensation
	options, warrants	outstanding options,	plans (excluding securities
	and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders:
1999 Long Term Incentive Plan
Stock options	71,966	$13.44	—
Restricted stock units	12,948	N/A	—
2002 Employee Stock Purchase Plan	41,096	$8.08	1,551,295
2007 Omnibus Incentive Plan
Performance and Restricted
stock units	866,167	N/A	2,858,453
Equity compensation plans not
approved by security holders	N/A	N/A	N/A
Total	992,177		4,409,748

Director Compensation for 2011

     We pay our non-employee Directors a retainer at an annual rate of $80,000, payable in equal quarterly installments in arrears. In addition, we pay our Audit and Compensation Committee Chairs an annual fee of $12,000, and our Governance & Nominating Committee Chair an annual fee of $8,000, in each case payable in equal quarterly installments in arrears. Non-management Directors also receive a fee of $1,500 for each Board meeting that they attend in person and a fee of $500 for each Board meeting in which they participate by telephone. They receive a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. They only receive one meeting fee if multiple meetings occur on the same day. Fifty percent of a Director’s retainer is paid in unrestricted shares of our Class A common stock and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director.

     The following table sets forth the components of total compensation earned during 2011 by our non-employee Directors.

	Fees Earned or	Stock
	Paid in Cash	Awards		Total
Name (a)	($)(b)	($)(c)		($)(h)
Stuart U. Goldfarb(1)	20,848	14,348	(2)(3)	35,196
Patricia A. Gottesman(4)	29,687	23,187	(2)(3)	62,874
David Kenin	69,328	40,000	(2)(3)	109,328
Joseph H. Perkins	56,524	40,000	(2)(3)	96,524
Frank A. Riddick, III	76,524	40,000	(2)(3)	116,524
Jeffrey R. Speed	73,524	40,000	(2)(3)	113,524
____________________

(1)	Mr. Goldfarb joined our Board in August 2011.

(2)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Common Stock owned by each of our Directors.

(3)	At December 31, 2011, the Directors held the following numbers of shares under awards from the Company: Mr. Goldfarb – 487 shares; Ms. Gottesman – 1,456 shares; Mr. Kenin – 26,815 shares; Mr. Perkins – 1,676 shares; Mr. Riddick 9,692 shares; and Mr. Speed – 9,692 shares.

(4)	Ms. Gottesman joined our Board in June 2011.

Certain Relationships and Related Transactions

     As provided in its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. While no written policies exist, the Audit Committee believes it will apply a standard of reasonable business practices to any such related party transactions.

     Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque are executive officers of the Company and each has been a performer for the Company. These executives receive compensation in their capacities as employees and as independent contractor performers for the Company, including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Ms. McMahon’s total compensation in 2011 in all these capacities was approximately $535,000. Mr. Levesque’s compensation is detailed in the Summary Compensation Table. The Audit Committee does not review the retention of Stephanie McMahon or Paul Levesque each year, nor does it approve their levels of compensation. Instead, as to levels of their compensation as employees, the Audit Committee relies on the approval procedures of the Compensation Committee. Their pay as performers is negotiated by the Company’s Chairman/Chief Executive Officer, the Company’s Talent Relations Department and/or the Company’s film studio, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2011, we believe that all Section 16(a) filings were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 2, 2012 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	39,722,641	(2)	86.6
Class B(1)	Stephanie McMahon	3,779,071	(3)	8.2
Class B(1)	Shane B. McMahon	1,849,393	(4)	4.0	(4)
Class A	Royce & Associates LLC (5)	3,081,299		10.8
	745 Fifth Avenue
	New York, New York 10151
Class A	Neuberger Berman Group LLC (6)	2,312,219		8.1
	605 3rd Avenue
	New York, NY 10158
Class A	Intrepid Capital Management, Inc. (7)	1,670,493		5.8
	1400 Marsh Landing Pkwy, Ste 106
	Jacksonville Beach, FL 32250
Class A	BlackRock, Inc. (8)	1,487,478		5.2
	40 East 52nd Street
	New York, NY 10022
Class A	George A. Barrios	57,521		*
Class A	Kevin Dunn	92,224		*
Class A	Paul Levesque	48,184	(9)	*
Class A	Michelle D. Wilson	17,184		*
Class A	Basil V. DeVito, Jr.	33,498		*
Class A	David Kenin	27,887		*
Class A	Stuart U. Goldfarb	1,559		*
Class A	Patricia A. Gottesman	2,528		*
Class A	Joseph H. Perkins	2,748		*
Class A	Frank A. Riddick, III	13,889		*
Class A	Jeffrey R. Speed	10,764		*
Class A and Class B(10)	All Executive Officers and Directors as a
	Group (14 persons)	43,817,554		58.8
____________________

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock.

Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholders would be Mr. McMahon, with 53 percent of the Class A common stock, and Stephanie McMahon, with 5.1 percent of the Class A common stock.

(2)	Includes 2,807,380 shares of Class B common stock owned by Vincent K. McMahon 2010 Irrevocable Trust, for which Mr. McMahon acts as trustee with rights to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon.

(3)	Includes (i) 51,945 shares of Class A common stock held by Ms. McMahon; (ii) 15,000 shares of Class A common stock which may be purchased through the exercise of options; (iii) 1,862,733 shares of Class B common stock held by the Stephanie McMahon Levesque Trust U/A Vincent K. McMahon Irrevocable Trust, dated June 24, 2004 (the “2004 Trust”); and (iv) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrev. Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is the sole beneficiary of the 2004 Trust and a beneficiary of the 2008 Trust. She has sole voting and investment power over the shares held by the 2004 Trust and has sole investment power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.

(4)	Held by the Shane McMahon Trust u/a Vincent K. McMahon Irrev. Trust dtd 12/23/2008, over which shares Shane McMahon has sole investment power. If converted, these shares would constitute 6.1% of the Class A common stock outstanding.

(5)	The amount shown is derived from a Schedule 13G, filed January 24, 2012. Royce & Associates, LLC is an investment advisor with sole power to vote and dispose of these shares.

(6)	The amount shown is derived from an amended Schedule 13G, filed February 14, 2012, jointly filed on behalf of Neuberger Berman Group LLC (“NBG”), Neuberger Berman LLC (“NB”), Neuberger Berman Management LLC (“NBM”) and Neuberger Berman Equity Funds (“NBEF”). Each of NBG and NB have shared voting power over 2,312,219 shares and shared dispositive power over 2,783,719 shares. Each of NBM and NBEF has shared voting and dispositive power over 1,720,000 shares. NBG, through its direct and indirect subsidiary Neuberger Berman Holdings LLC, controls NB and certain affiliated persons. These entities are investment advisors and do not directly own any shares.

(7)	The amount shown is derived from a Schedule 13G, filed January 27, 2012. Intrepid Capital Management, Inc. is an investment advisor with sole voting and dispositive power over these shares.

(8)	The amount shown is derived from an amended Schedule 13G, filed February 8, 2012. BlackRock, Inc. is the parent holding company or control person of BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC, each of which holds shares of Class A common stock. BlackRock, Inc. has sole power to vote and dispose of these shares.

(9)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.

(10)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2—REAPPROVAL OF PERFORMANCE GOALS
UNDER THE 2007 OMNIBUS INCENTIVE PLAN

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes our Chief Executive Officer and the three other most highly compensated executive officers (other than our Chief Financial Officer) who are required to be disclosed in our proxy as a “named executive officer.” Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the performance goals to be used, are approved by our stockholders. The Company’s stockholders approved the World Wrestling Entertainment, Inc. 2007 Omnibus Incentive Plan (the “Omnibus Plan”) at the 2008 annual meeting, which satisfied these approval requirements. Section 162(m) requires that stockholders reapprove the performance goals under the Omnibus Plan every five years. Accordingly, the Company is now asking stockholders to reapprove the performance goals used for performance-based awards under the Omnibus Plan so that we may maintain our ability to fully deduct such incentive compensation paid pursuant to the Omnibus Plan. Under this Proposal, the Company is not amending or otherwise altering the Omnibus Plan in any respect and is not asking you to approve any amendments to the Omnibus Plan. The terms of the Omnibus Plan submitted for reapproval by the stockholders are the same as those previously approved. If this proposal is not adopted, performance awards may still be granted under the Omnibus Plan, but certain awards to executive officers may no longer be fully tax deductible by the Company.

     The material features of the performance goals under the Omnibus Plan, and the Plan more generally, are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Omnibus Plan, which is attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 26, 2007. Alternatively, you may request a copy of the Omnibus Plan by contacting us at 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary.

Performance Goals

     The applicable performance goals set forth in the Omnibus Plan (the “Performance Goals”) are any of the following:

  Net revenues

  Operating income

  Income from continuing operations

  Net income

  Operating profit (earnings from continuing operations before interest and taxes)

  Earnings per share

  Cash flow

  EBITDA (earnings before interest, taxes, depreciation and amortization)

  Return on investment or working capital

  Return on stockholders’ equity

  Return on assets

  Stock price appreciation

  Total stockholder return and/or

  Economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital)

Any of the foregoing Performance Goals may be measured with respect to the Company or any one or more of its subsidiaries and divisions and either in absolute terms or as compared to another company or companies. The Performance Goals will have the same meaning as in the Company’s financial statements, or if the terms are not used in the Company’s financial statements, as applied pursuant to generally accepted accounting principles, or as used in the Company’s business, as applicable.

Plan Summary

     Administration. The Omnibus Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. The Committee has the authority to determine the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards.

     Awards under the Omnibus Plan. While for the past several years the Company has only granted performance stock units, restricted stock units and annual cash incentive payments to executives, and shares of Common Stock to independent directors under a formula plan, awards under the Omnibus Plan could include:

  Performance stock units

  Restricted stock units

  Stock options

  Stock appreciation rights (“SARs”)

  Restricted or unrestricted shares

  Other stock-based awards

  Cash-based incentive awards

     Performance and Restricted Units. The Committee may award to a participant units representing the right to receive shares of common stock or the dollar value of such shares in the future subject to the achievement of one or more goals relating to financial performance or other business or strategic objectives or the completion of service by the participant. The terms and conditions of performance and restricted unit awards are determined by the Committee.

     Stock Options. The Committee could grant to a participant options to purchase Company Common Stock that qualify as incentive stock options for purposes of Section 422 of the IRC (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination of these two types of options. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise, would be determined by the Committee. However, the minimum purchase price for any option would be the fair market value (as defined in the Omnibus Plan) of the Common Stock on the date of grant. As of March 2, 2012, the closing market price of the Company’s Class A common stock, as reported on the New York Stock Exchange, was $9.05 per share.

     Stock Appreciation Rights. The Committee could grant to a participant an award of SARs, which would entitle the participant to receive upon exercise a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the SAR exercise price, times (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The terms and conditions of SAR awards, including the quantity, price, vesting periods, and other conditions on exercise, would be determined by the Committee. However, the minimum exercise price for any SAR would be the fair market value (as defined in the Omnibus Plan) of the Common Stock on the date of grant.

     Restricted or Unrestricted Shares. The Committee may award to a participant shares of Common Stock subject to specified restrictions or free of any such restrictions. Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

     Other Stock-Based Awards. The Committee could also grant equity-based or equity-related awards, referred to as “other stock-based awards.” The terms and conditions of each other stock-based award would be determined by the Committee and payment under any other stock-based awards would be made in Common Stock or cash, as determined by the Committee.

     Cash-Based Incentive Awards. The Omnibus Plan also authorizes cash-based performance incentive compensation to be paid to “covered employees” within the meaning of Section 162(m) of the IRC. The material terms of the cash-based incentive compensation feature of the Omnibus Plan are as follows:

  The class of persons covered consists of those senior executives of the Company who are from time to time determined by the Committee to be subject to Section 162(m) of the IRC.

  The targets for incentive payments to covered employees will consist of one or more of the Performance Goals discussed above. Such performance targets will be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the IRC.

  The Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by his or her attainment of the performance target under the applicable payment schedule. The Committee will, however, have the flexibility to use negative discretion to reduce this amount.

  The cash incentive award feature of the Omnibus Plan does not preclude the Board or the Committee from approving other incentive compensation arrangements for covered employees.

     Eligibility and Limitation on Awards. The Committee may grant awards to any employee, director, consultant or independent contractor providing services to the Company or its affiliates. A single participant may not, in any period of five consecutive calendar years, be awarded more than 1,000,000 shares of Common Stock in the form or restricted shares, restricted units, performance units, options, SARs or other stock-based awards. In addition, the maximum annual cash-based awards to any executive officer of the Company who is determined to be a “covered employee” under Section 162(m) of the IRC is four percent (4%) of the EBITDA of the Company, and for any other participant is three percent (3%) of EBITDA. The maximum aggregate cash-based awards to all participants in respect of any fiscal year is twenty percent (20%) of EBITDA. For longer-term cash-based awards that are performance based for purposes of Section 162(m) of the IRC, the maximum award to any participant is $4 million in any fiscal year.

     The future amounts that will be received by participants under the Omnibus Plan are not determinable. The stock awards granted to the Company’s named executive officers under the Omnibus Plan and outstanding as of December 31, 2011 are set forth in the Outstanding Equity Awards found under “Executive Compensation.” As of March 2, 2012, (i) the Company’s executive officers as a group (eight officers) held outstanding stock option grants for 15,000 shares and performance and restricted stock unit grants for 491,128 shares; (ii) the Company’s non-employee directors as a group (six directors) held no outstanding stock option grants but did hold 56,250 shares granted under the Omnibus Plan; and (iii) certain of our employees other than our executive officers (70 employees) held outstanding stock option grants for 56,591 shares and restricted and performance stock grants for 663,680 shares.

     Maximum Number of Shares Available for Issuance. The aggregate number of shares of the Company’s common stock reserved for issuance with respect to awards under the Omnibus Plan is 5,000,000.

     U.S. Federal Income Tax Consequences. The United States federal income tax consequences of the issuance and/or exercise of awards under the Omnibus Plan are summarized below.

     Nonqualified Stock Options. A participant granted a non-qualified stock option under the Omnibus Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant would recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. The Company generally would be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant would recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis would include the amount previously recognized by the participant as ordinary income.

     Incentive Stock Options. A participant granted an incentive stock option would not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option. If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”), (i) the employee would recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (ii) the Company would not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition would be taxed as ordinary income to the extent of the excess of the lesser of (x) the excess of the fair market value of the shares at the time of exercise over the option price, and (y) the gain on the sale. Also in that case, the Company would be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the employee. Any additional gain would be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price would, however, be includable in the participant’s income for alternative minimum tax purposes.

     Stock Appreciation Rights. A participant generally will not recognize taxable income on the grant of SARs under the Omnibus Plan. Upon the exercise of a SAR, the recipient will realize ordinary income equal to the aggregate amount received (i.e., the increase in the fair market value of one share of the Company’s Common Stock from the date of grant of the SAR to the date of exercise multiplied by the number of SARs exercised) and the Company generally will be allowed a corresponding deduction.

     Restricted Stock. Except as described below, a participant generally will not recognize taxable income on the date of an award of restricted stock, but instead will recognize taxable ordinary income on the fair market value of any restricted stock as of the date that the restricted stock is no longer subject to a substantial risk of forfeiture. The Company will be entitled to a corresponding deduction at such time in an amount equal to the ordinary income recognized by the participant. If, however, the participant, within thirty days after receipt of shares of restricted stock, files an election under Section 83(b) of the IRC, the participant will recognize ordinary income in an amount equal to the aggregate fair market value of the restricted stock received on the date received and the Company generally will be entitled to a corresponding deduction at such time in an amount equal to the ordinary income recognized by the participant. Upon disposition of such restricted stock, the participant will generally recognize a long-term or short-term capital gain or loss, depending on how long the shares were held.

     Restricted Stock Units. A participant generally will not recognize taxable income upon an award of restricted stock units, and the Company will not be entitled to a deduction until settlement of such restricted stock units. Upon settlement, the participant will recognize ordinary taxable income in an amount equal to the sum of the fair market value of any common stock and cash received, and the Company generally will be entitled to a corresponding deduction in the same amount.

     Performance Awards, Other Stock-Based Awards and Cash-Based Incentive Awards. A participant generally will not recognize taxable income upon the grant of performance awards, other stock-based awards or cash-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and settlement is made, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. The Company generally will be entitled to a corresponding deduction in the same amount at such time.

PROPOSAL 3—APPROVAL OF 2012 EMPLOYEE STOCK PURCHASE PLAN

     On February 17, 2012, the Board of Directors adopted the World Wrestling Entertainment, Inc. 2012 Employee Stock Purchase Plan (the “Plan”), subject to stockholder approval. The Plan replaces the prior Company Employee Stock Purchase Plan, which was established in 2002 and expires by its terms in 2012 (the “Prior Plan”). The Company believes the Prior Plan has been effective in providing employees of the Company and its subsidiaries the opportunity to acquire an ownership interest in the Company through the purchase of Class A common stock below market prices. Approval of the new Plan will allow the Company to continue to offer such benefits to employees while promoting a strong ownership culture among employees. In addition, it is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the IRC, which may provide certain tax benefits to employee purchases of stock under the Plan.

     If our stockholders approve the new Plan, no additional grants or new offering periods will occur under the Prior Plan on or after the date of the annual meeting, but any purchase rights outstanding under the Prior Plan will remain in effect in accordance with their terms.

     The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Appendix A.

Summary of the 2012 Employee Stock Purchase Plan

     Term. The Plan has a term of ten years from its approval by stockholders, subject to earlier termination by the Board of Directors. However, if the Plan is not approved by the stockholders at the 2012 annual meeting, the Plan will terminate immediately and any payroll deductions made prior to such termination will be promptly paid to the participants. The Plan also will terminate prior to the tenth anniversary if all of the shares of Class A Common Stock reserved for issuance under the Plan have been purchased.

     Eligible Participants. The Plan provides that all our employees (including officers) who have been employed for at least six (6) months prior to the first day of the applicable offering are eligible to participate. However, any employee whose customary employment is not for more than twenty (20) hours per week and five (5) months per calendar year will not be eligible to participate in the Plan. In addition, no otherwise eligible employee will be granted a purchase option under the Plan for an offering if, immediately after the grant, the employee would own stock (including by attribution from certain family members and affiliated entities) and options possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (assuming that the shares subject to the options are outstanding). As a result, while officers are generally entitled to participate, Vincent McMahon, Paul Levesque and Stephanie McMahon may not participate. Further, the Committee (as defined below) has discretion in accordance with Section 423 of the IRC to exclude certain other employees, such as highly compensated employees and those who have not completed a different service period (but not in excess of two (2) years), from participating in a particular offering. There are approximately 590 eligible participants, based on the current employee population.

     Securities Reserved for Purchase Under Plan. The maximum number of shares of Class A common stock which may be purchased by employees under the Plan will be two million (2,000,000), subject to adjustments for stock splits, stock dividends and similar transactions. Such shares may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by us, including shares of Common Stock purchased in the open market.

     Terms of Participation. Employees may elect to participate in the Plan by making an election on a form provided by the Company to have a dollar amount (based on increments of $5.00) of their base compensation deducted from their pay, up to a maximum of 10% of their base compensation, on an after-tax basis, for the purpose of purchasing shares of Class A common stock in the respective offering period. For this purpose, base compensation is defined as the employee’s base straight time gross earnings, but excluding bonuses and other incentive compensation, commissions, overtime, shift premiums and any other cash or non-cash fringe benefits. The portion of the payroll to be deducted as elected by an employee will not change in the event of changes in the employee’s compensation or for any other reason during any applicable offering period.

     The Plan makes shares available for purchase pursuant to two consecutive six-month offering periods each year. One offering period will commence on the first trading day for the Class A common stock on or after January 15 and end on the last trading day on or before the following July 14. The other offering period will commence on the first trading day of the Class A common stock on or after July 15 and end on the last trading day on or before the following January 14. In addition, the Committee may, in its sole discretion, provide for additional offering periods provided that such offering period will not exceed twenty-seven (27) months or any other limitation imposed by Section 423 of the IRC.

     Effective on the first day of each offering period, an employee who has elected to participate is granted an option to purchase a number of whole shares determined by dividing the total amount of the employee payroll deductions actually made in the offering period by the “purchase price” per share of Class A common stock. The “purchase price” will be equal to the lesser of (i) 85% of the fair market value (as defined in the Plan) of the Class A common stock on the first day of the offering period or (ii) 85% of the fair market value of the Class A common stock on the last day of the offering period. As of March 2, 2012, the closing market price of the Company’s Class A common stock, as reported on the New York Stock Exchange, was $9.05 per share.

     Payment for shares to be purchased under the Plan will be made automatically by payment of the accumulated payroll deductions actually made by the employee to the Company during the offering period. If there are insufficient shares available for purchase in any offering period to satisfy the options of all participants, shares will be issued to the participants on a pro rata basis based on the amount of their respective payroll deductions withheld in the respective offering period. No fractional shares will be issued under the Plan. Any funds remaining in a participant’s account after exercise of an option which are not sufficient to purchase a full share will be carried over for the next offering period.

     Notwithstanding the foregoing, in compliance with Section 423 of the IRC, no employee will be granted an option which permits the employee’s right to purchase Class A common stock under the Plan to accrue at a rate that exceeds (i) $25,000 of the fair market value of such stock for each calendar year in which such option is outstanding at any time, or (ii) two thousand (2,000) shares of Class A common stock for the applicable offering period. The limit under clause (i) in the preceding sentence is calculated based on the fair market value of the stock on the first business day of the applicable offering period, even though the final purchase price for an offering period may be equal to fair market value on the last business day of the offering period.

     A participant may not change his or her payroll deduction level during an offering period. An election to participate will remain in effect for successive offering periods unless the participant files a new election form specifying a different payroll deduction level or files a notice of withdrawal. A participant may withdraw from the Plan at any time prior to the last day of the offering period unless an earlier or later date is established by the Committee or the Board of Directors of the Company. A participant withdraws by filing a notice of withdrawal on a form provided by the Company. Further, termination of employment of a participant for any reason will automatically constitute a withdrawal from the Plan.

     Upon withdrawal from the Plan for any of the above reasons, all of the participant’s payroll deductions credited to his or her account will be paid to him or her promptly, without interest, and no further payroll deductions will be made during that offering period. A participant’s voluntary withdrawal will not have any effect upon his or her eligibility to participate in any subsequent offering period under the Plan. However, the participant will be required to execute and deliver to the Company a new election form for the subsequent offering period.

     Participant Accounts. A participant’s account will be no more than a bookkeeping account maintained by the Company, and neither the Company nor any subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a participant’s account. Each participant will receive at least annually a statement regarding the status of his or her Plan account.

     Benefits and Rights Nontransferable. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by a participant. The Company may treat any such act as an election to withdraw from the Plan.

     Administration. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), and may be amended by our Board from time to time in any respect. However, no amendment will be effective without stockholder approval if the amendment would materially increase the number of shares of Class A Common Stock which may be issued under the Plan, materially increase the benefits accruing to participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

United States Federal Tax Consequences

     The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the IRC, but is not intended to be a “qualified plan” under Section 401(a) of the IRC. As noted above, each participating employee is granted an option on the first day of each offering period, which is automatically exercised if the employee is still a participant on the last day of the offering period. An employee will not recognize income on the grant or exercise of an option under the Plan. In addition, the Company will not be entitled to a deduction as a result of such grant or exercise, unless there is a “disqualifying disposition” of the shares received upon exercise (as described in the next paragraph). If the employee does not dispose of the shares of Class A Common Stock for at least two years from the grant of an option under the Plan and for at least one year after exercising the option, or in the event of his or her death, the employee will realize ordinary income upon disposition (including by sale, gift or death) in an amount equal to the lesser of: (i) the excess of the fair market value of the Class A Common Stock at the time of disposition or death over the applicable purchase price, or (ii) the excess of the fair market value of the Class A Common Stock on the first day of the offering period over the applicable purchase price. In the case of a disposition by sale or gift, the sum of this amount plus the applicable purchase price paid will be the employee’s tax basis in the Class A Common Stock. An employee will recognize long-term capital gain (or loss) to the extent the sale proceeds exceed (or are exceeded by) the tax basis. If the sale price is less than the price paid, the employee will not recognize any ordinary income, and any loss that the employee incurs on the sale will be a capital loss.

     If shares of Class A Common Stock purchased under the Plan are sold by an employee within two years after the option is granted or within one year after the option is exercised (a “disqualifying disposition”), then the employee will realize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the Class A Common Stock on the date of exercise over the applicable purchase price, or, if less, the excess of the sale proceeds realized on disposition of the Common Stock over the applicable purchase price. Any remaining gain will be treated as capital gain, which may be long or short-term, depending on the time that the shares are held. If an employee does recognize ordinary income as a result of a disqualifying disposition, a compensation deduction is allowed to the Company in an equal amount. If the sale price is less than the price paid, the employee will not recognize any ordinary income, and any loss that the employee incurs on the sale will be a capital loss.

     The final Treasury Regulations under IRC Section 409A provide that the grant of an option under an employee stock purchase plan (described in Section 423 of the IRC) does not constitute a deferral of compensation. Accordingly, the interest and penalty provisions of Section 409A should not apply to the Plan, so long as the Plan satisfies the requirements of Section 423 of the IRC.

     Payroll deductions to purchase Class A Common Stock under the Plan are not excluded from an employee’s gross income and the employee is taxed on the amount of those payroll deductions when they are earned and would otherwise be payable.

     The foregoing summary of the effect of federal income taxation upon the participant and the Company with respect to the purchase of shares under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the IRC. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside. The applicable tax rules are complex and may change, and income tax consequences may vary depending on a participating employee’s particular circumstance. Therefore, each participating employee should consult with his or her tax advisor concerning his or her participation in the Plan.

New Plan Benefits

     Benefits under the Plan to the Company’s executive officers and to other officers and employees of the Company are not currently determinable because participation in the Plan is voluntary and the benefits are subject to the market price of the Common Stock at future dates. As noted in the summary above, Vincent McMahon , Paul Levesque and Stephanie McMahon will not be eligible to participate in the Plan based on their level of stock ownership in the Company. In addition, nonemployee directors are not eligible to participate in the Plan. At this time, no shares of Class A Common Stock have been issued with respect to the Plan for which stockholder approval is being sought under this proposal.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2011 and 2010, and fees for other services rendered by Deloitte & Touche during those periods.

	2011	2010
Audit Fees (a)	$1,076,860	$1,098,795
Audit-Related Fees (b)	71,403	—
Tax Fees (c)	—	—
All Other Fees (d)	—	—
Total	$1,148,263	$1,098,795
____________________

(a)	Fees for audit services consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits and other services related to SEC matters including fees related to attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of certain due diligence procedures.

(c)	No fees were incurred for tax compliance, tax advice or tax planning during 2011 or 2010.

(d)	No other services were rendered by Deloitte & Touche during 2011 or 2010.

     The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

     The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate.wwe.com/documents/audit_committee_charter.pdf).

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

     Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

     While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact independent.

The Audit Committee
Frank A. Riddick, III, Chair
Stuart U. Goldfarb
Jeffrey R. Speed

PROPOSAL 5—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

     Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s executive compensation annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Act, we are including in this proxy statement a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will value the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

     As required by the SEC’s compensation disclosure rules, we have described our executive compensation in the “Executive Compensation” section of this proxy statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

     The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company, driving success across our numerous competitive revenue streams. The Company seeks to accomplish this goal in a way that rewards performance while remaining aligned with the Company’s stockholders’ long-term interests rather than rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

     Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

     RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

     Stockholder proposals for inclusion in our proxy materials for at our 2013 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attn: Corporate Secretary on or before November 16, 2012. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2013 Annual Meeting only if the stockholder provides our Secretary notice of the proposal no earlier than January 28, 2013, and not later than February 27, 2013; provided that if the 2013 Annual Meeting is held on or before April 11, 2013, our Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to WWE, 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

     The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2011 Annual Report (which includes our Form 10-K for the year) is available on the website accessed as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2011 is also available on our website at corporate.wwe.com/documents/2011_10-K.pdf. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael J. Luisi President, WWE Studios; Executive Vice President, Business Development; General Counsel and Secretary

Appendix A

WORLD WRESTLING ENTERTAINMENT, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries an opportunity to purchase Class A Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. DEFINITIONS.

     a. “Board” shall mean the Board of Directors of the Company.

     b. “Code” shall mean the Internal Revenue Code of 1986, as amended.

     c. “Committee” shall mean the Compensation Committee of the Board, or any successor thereto, or if no such committee exists, the Board.

     d. “Common Stock” shall mean the Class A common stock, par value $.01 per share, of the Company.

     e. “Company” shall mean World Wrestling Entertainment, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

     f. “Compensation” shall mean all base straight time gross earnings received by an eligible Employee as compensation for services to the Company or any Designated Subsidiary, exclusive of payments for overtime, shift premium, commissions, incentive compensation, incentive payments, bonuses and other compensation.

     g. “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     h. “Employee” shall mean any individual who is an employee of the Company or a Designated Subsidiary subject to payroll tax withholding in accordance with Section 3401(c) of the Code and the regulations thereunder, and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company and which is otherwise in accordance with the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

     In addition, “Employee” shall not include any (i) individuals who are classified by the Company or a Designated Subsidiary as independent contractors and are not reported on the Company’s payroll records as employees subject to payroll tax withholding, regardless of whether the Company, a court or administrative agency later determines that such individuals should have been classified as employees subject to payroll tax withholding, or (ii) individuals employed by the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction if the grant of a right to purchase Common Stock under the Plan to such Employees would be prohibited under the laws of such foreign jurisdiction or the grant of an option to such Employees in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

     i. “Enrollment Date” shall mean the first day of each Offering Period.

     j. “Exercise Date” shall mean the last day of each Offering Period.

     k. “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

          (1) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or;

          (2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or;

          (3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

     1. “Offering Period” shall mean successive periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after each January 15 and July 15 and terminating on the last Trading Day in the period ending the following July 14 and January 14, respectively. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

     m. “Plan” shall mean this 2012 Employee Stock Purchase Plan, as it may be amended from time to time.

     n. “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; PROVIDED, HOWEVER, that the Purchase Price may be adjusted by the Board pursuant to Section 19.

     o. “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

     p. “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     q. “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3. ELIGIBILITY.

     a. Any Employee who shall be employed by the Company or a Designated Subsidiary and who has at least six months service with the Company or Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

     b. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary.

     c. Notwithstanding the foregoing, the Committee may determine with respect to any Offering Period that Employees in either of the following categories shall not be eligible to participate in such Offering Period: (i) Employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code, and/or (ii) Employees who have not met a different specified service requirement from the 6-month requirement of Section 3(a) which is established in accordance with Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years).

4. OFFERING PERIODS. The Plan shall be implemented by consecutive Offering Periods. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter; PROVIDED, HOWEVER, no Offering Period shall exceed twenty-seven (27) months or any other limitation imposed by Section 423 of the Code.

5. PARTICIPATION.

     a. An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in a form provided by the Company and filing it with the Company’s Human Resources Department at least ten business days prior to the applicable Enrollment Date.

     b. Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

     c. In order to facilitate participation in the Plan, the Committee may provide for such special terms applicable to participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Employees who are residents of the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company in accordance with Section 423 of the Code.

6. PAYROLL DEDUCTIONS.

     a. Subject to the limitations of Section 7, at the time a participant files his or her subscription agreement, he or she shall elect to have specified dollar (in increments of $5.00) payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the participant’s Compensation received on each pay day during the Offering Period.

     b. All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account. No interest shall accrue on the payroll deductions of a participant in the Plan.

     c. A participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions at the end of any Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate at least ten business days prior to the Enrollment Date on which the change will take effect.

The change in rate shall be effective with the new Enrollment Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless changed pursuant to this Section 6(c) or terminated as provided in Section 10.

     d. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 7 of the Plan, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

     e. At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s Compensation or other pay the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7. GRANT OF OPTION. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; PROVIDED, HOWEVER, that no Employee shall be granted an option that (i) permits his or her rights to purchase Common Stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of the Common Stock (determined at the time such option is granted based on the Fair Market Value of the Common Stock on the first day of the applicable Offering Period) for each calendar year in which such option is outstanding at any time; (ii) permits the maximum number of shares of Common Stock subject to such option to exceed two thousand (2,000), subject to adjustment as provided under Section 18; and (iii) would violate the limitations set forth in Section 3(b). Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn from participation in the Plan pursuant to Section 10. The Option shall expire on the last day of the Offering Period.

8. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to such option shall be purchased for that participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option. Shares to be delivered to a participant under the Plan shall be registered in the name of the broker appointed by the Committee from time to time (the “Broker”) to administer the Plan for the beneficial ownership of the participant or the participant and his or her spouse. The Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares and to permit orderly disposition of shares by more than one participant. No participant shall have any voting, dividend, or other stockholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the participant as provided in this Section 9.

10. WITHDRAWAL.

     a. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in a form provided by the Company. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as soon as administratively practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement at least ten business days before the beginning of such succeeding Offering Period.

     b. A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. TERMINATION OF EMPLOYMENT OR LOSS OF ELIGIBILITY. Upon a participant’s termination of employment with the Company or a Designated Subsidiary, or otherwise ceasing to be an eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option shall be automatically terminated.

12. STOCK. Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000). Any Common Stock issued pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

13. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to take all action in connection with administration of the Plan as it deems necessary or advisable and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

14. DESIGNATION OF BENEFICIARY.

     a. A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.

     b. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. TRANSFERABILITY. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

     a. If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options or any other similar change in the Company’s capitalization, the number and type of shares to be purchased pursuant to an option, the price per share of Common Stock covered by an option, the maximum number shares that may be subject to any option under Section 7(ii), and the maximum number of shares specified in Section 12 shall be appropriately and equitably adjusted by the Board to prevent either enlargement or dilution of any rights of participants under the Plan, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances. The Board’s determinations under this Section 18 shall be conclusive and binding on all parties.

     b. In the event of stockholder approval of a liquidation or dissolution of the Company, the current Offering Period will terminate immediately, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants.

     c. In the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, then, in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, or (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the participants.

     d. No adjustment or action described in this Section 18 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

     e. Except as expressly provided in the Plan, no participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an option hereunder or any other right or benefit provided under the Plan.

19. AMENDMENT OR TERMINATION.

     a. The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination or amendment can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. An amendment of the Plan shall be contingent on approval of the Company’s stockholders to the extent that it: (i) changes the aggregate number or type of shares that may be sold pursuant to rights under the Plan under Section 12 (other than any adjustment as provided by Section 18); (ii) changes the corporations or classes of corporations whose employees may be granted rights under the Plan; or (iii) changes the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

     b. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or the Committee) shall be entitled to change the Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U. S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or the Committee) determines in its sole discretion advisable which are consistent with the Plan.

     c. In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

          (1) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

          (2) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

          (3) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. CONDITIONS UPON ISSUANCE OF SHARES.

     a. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     b. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. EQUAL RIGHTS AND PRIVILEGES. Subject to Section 5(c), all Employees of the Company or any Designated Subsidiary will have equal rights and privileges under this Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5(c), any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

23. NOTICE OF DISPOSITION OF SHARES. Each participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the shares were purchased or (b) within one year after the Exercise Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the participant in such disposition or other transfer.

24. GOVERNING LAW. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

25. TERM OF PLAN. The Plan shall become effective upon its approval by the stockholders of the Company (the “Effective Date”). It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

1241 EAST MAIN STREET
STAMFORD, CT 06902
ATTN: INVESTOR RELATIONS

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42736-P19787	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORLD WRESTLING ENTERTAINMENT, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees
	01)	Vincent K. McMahon	06)	Frank A. Riddick, III
	02)	Stuart U. Goldfarb	07)	Jeffrey R. Speed
	03)	Patricia A. Gottesman	08)	Kevin Dunn
	04)	David Kenin	09)	Basil V. DeVito, Jr.
	05)	Joseph H. Perkins

		For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:
2.	Re-approve the performance goals for our 2007 Omnibus Incentive Plan.	☐	☐	☐

3.	Approve the 2012 WWE Employee Stock Purchase Plan.	☐	☐	☐

4.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

5.	Advisory vote to approve Executive Compensation.	☐	☐	☐

      NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M42737-P19787

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON APRIL 27, 2012 AT 10:00 A.M.
FOR HOLDERS AS OF 3/2/2012

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and MICHAEL J. LUISI, or either of them each with full power to appoint his substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held at the Company's headquarters, 1241 East Main Street, Stamford Connecticut 06902 on Friday, April 27, 2012 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side